Exhibit 99.1

GSI Technology, Inc. Reports Fourth-Quarter and Fiscal 2009 Year-End Results

SANTA CLARA, Calif.--May 7, 2009--GSI Technology, Inc. (Nasdaq:GSIT) today reported its twenty-second consecutive quarter of profitability with net income of $1.2 million, or $0.04 per diluted share, on net revenues of $13.6 million for the fourth quarter of its fiscal year ended March 31, 2009. In the comparable period a year ago, the company earned $2.8 million, or $0.10 per diluted share, on net revenues of $15.2 million.

For the full fiscal year, the company reported net revenues of $62.1 million and net income of $9.3 million, or $0.33 per diluted share, compared to net revenues of $53.2 million and net income of $6.8 million, or $0.24 per diluted share, for its fiscal year ended March 31, 2008.

Fourth-quarter net revenues declined by $390,000, or 2.8%, from $14.0 million in the third quarter of fiscal 2009; net income declined by $283,000, or 19.0%, from $1.5 million in the prior quarter. "Given the continuing deterioration in the overall economy, we were gratified to have experienced only a modest sequential decline in net revenues," said Lee-Lean Shu, Chairman and Chief Executive Officer. "The sequential decline of approximately $665,000 in military/defense sales was not unexpected; nor was the decline of $1.1 million in sales to Cisco Systems, given Cisco's earlier announcement that it anticipated substantially lower sales in our quarter ended March 31, 2009. These declines, however, were partially offset by a $1.8 million increase in sales to Huawei Technologies, the result of an acceleration in the 3G build-out in China."

Fourth-quarter direct and indirect sales to Cisco Systems were $2.5 million, or 18.1% of total shipments, compared to $3.6 million, or 25.7% of total shipments, in the prior quarter. Sales to Huawei Technologies were $2.8 million, or 20.2% of total shipments, in the fourth quarter compared to $1.0 million, or 7.2% of total shipments, in the third quarter.

Sales of the company's SigmaQuad products continued to do well, increasing to 19.8% of total shipments in the fourth quarter compared to 14.9% in the third quarter. For the full year, SigmaQuad shipments were 12.8% of total shipments, compared to 4.5% of total shipments in fiscal 2008.

Gross margin and operating margin were 37.0% and 9.7%, respectively, in the fourth quarter of fiscal 2009 compared to 42.7% and 15.1%, respectively, in the third quarter of fiscal 2009, and 44.5% and 19.7%, respectively, in the fourth quarter of fiscal 2008. Shu noted that fourth-quarter fiscal 2009 gross margin was in line with expectations. "The decline in gross margin," said Shu, "followed a sequential decline in high-margin military/defense sales, which were 15.7% of total shipments in the fourth quarter compared to an historically high 20.0% in the prior quarter, when shipments included a one-time government build-out."

Selling, general and administrative expenses were $2.3 million, or 16.7% of net revenues, in the fourth quarter, compared to $2.2 million, or 15.6% of net revenues, in the third quarter, and $2.7 million, or 17.6% of net revenues, in the comparable period a year ago.

At March 31, 2009, inventory was $11.0 million compared to $15.7 million a year ago; at December 31, 2008 inventory was $13.5 million.

Total fourth-quarter pre-tax stock-based compensation expense was $342,000 compared to $348,000 in the third quarter and $312,000 in the comparable quarter a year ago.

At March 31, 2009, the company had $47.3 million in cash, cash equivalents and short-term investments, $19.4 million in long-term investments, $59.8 million in working capital, no debt, and stockholders’ equity of $84.7 million.

On November 6, 2008, the Board of Directors authorized the repurchase, at management’s discretion, of up to $10 million of the company’s common stock. Under the repurchase program, the company may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the fourth quarter the company repurchased 590,765 shares at an average price of $2.68 per share; through March 31, 2009, the company had repurchased a total of 1,460,179 shares at an average cost of $2.80 per share.

Outlook for First-Quarter Fiscal 2010

"The current economic environment continues to be the most challenging in the company's fourteen-year history, and forecasting quarterly results is more difficult than ever," said Shu. "With that understood, we currently expect net revenues in the range of $13.6 million to $14.2 million in the first quarter of fiscal 2010. Gross margin is expected to be in the range of 36.0% to 38.0%. Operating expenses are expected to increase approximately $1.1 million in comparison to the fourth quarter as we incur additional expenses related to research and development projects."

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more- information, please visit www.gsitechnology.com.

Conference Call

GSI Technology will review its financial results for the quarter and fiscal year ended March 31, 2009 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PDT (4:30 p.m. EDT) today, May 7, 2009. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 95969737. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these Web sites will archive the call.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2008	2009	2008

Net Revenues	$13,640	$14,030	$15,215	$62,108	$53,170
Cost of goods sold	8,589	8,034	8,444	35,552	31,847

Gross profit	5,051	5,996	6,771	26,556	21,323

Operating expenses:

Research & development	1,454	1,682	1,095	5,737	4,365
Selling, general and administrative	2,279	2,191	2,681	9,295	9,464
Total operating expenses	3,733	3,873	3,776	15,032	13,829

Operating income	1,318	2,123	2,995	11,524	7,494

Interest and other income, net	299	390	350	1,363	1,784

Income before income taxes	1,617	2,513	3,345	12,887	9,278
Provision for income taxes	413	1,026	533	3,598	2,505
Net income	$1,204	$1,487	$2,812	$9,289	$6,773

Earnings per share, basic	$0.04	$0.05	$0.10	$0.33	$0.25
Earnings per share, diluted	$0.04	$0.05	$0.10	$0.33	$0.24

Weighted-average shares used in computing per share amounts:

Basic	26,837	27,996	27,740	27,735	27,537
Diluted	27,203	28,613	28,434	28,386	28,624

Stock based compensation included in the Condensed Consolidated Statement of Operations:

	Three Months Ended			Twelve Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,	Mar. 31,	Mar. 31,
	2009	2008	2008	2009	2008

Cost of goods sold	$77	$75	$57	$297	$294
Research & development	113	123	98	436	469
Selling, general and administrative	152	150	157	595	698
	$342	$348	$312	$1,328	$1,461

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2009	March 31, 2008
Cash and cash equivalents	$12,597	$15,899
Short-term investments	34,740	23,666
Accounts receivable	5,622	7,476
Inventory	10,995	15,704
Other current assets	3,417	3,134
Net property and equipment	5,126	5,840
Long-term investments	19,428	15,605
Other assets	748	991
Total assets	$92,673	$88,315

Current liabilities	$7,617	$10,809
Long-term liabilities	351	366
Stockholders' equity	84,705	77,140
Total liabilities and stockholders' equity	$92,673	$88,315

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-980-8388
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550